Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES ANNOUNCES APPOINTMENT OF ADDITIONAL INDEPENDENT DIRECTOR

White Plains, New York – September 12, 2011 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles and manufactured homes, today announced that Brendan J. Deely, age 45, was appointed by Drew’s Board of Directors to serve as an additional independent director. Drew’s nine-member Board will now consist of six independent directors. It is anticipated that Deely will also serve on one or more of the committees of Drew’s Board, and will be nominated for election as a director by stockholders at Drew’s Annual Meeting of Stockholders to be held in May 2012.

Deely is president and chief executive officer of L&W Supply Corporation, a subsidiary of USG Corporation, and senior vice president of USG Corporation. He is a member of the USG Corporation Executive Committee. USG Corporation is a $3 billion global manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc., L&W Supply Corporation and other subsidiaries.

Deely earned a Master of Business Administration from Northwestern University’s Kellogg School of Management. He has held several executive positions at USG in sales, marketing, operations and general management since 1988. He also serves on the board of directors of the National Safety Council and is president of the board of directors of the Lincoln Park Community Shelter in Chicago.

“We are delighted to have Brendan on our Board. His strong operating and strategic experience will be of significant benefit to Drew,” said Fred Zinn, Drew’s President and CEO. Leigh J. Abrams, Chairman of Drew’s Board of Directors, added, “Brendan brings to our Board both geographical diversity and an additional perspective that will contribute to the continued success of our Company.”

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 29 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

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